Exhibit 99.1

Paramount Announces Fourth Quarter 2016 Results

– Initiates Guidance for Full Year 2017 –

NEW YORK—February 22, 2017 – Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) filed its Annual Report on Form 10-K for the year ended December 31, 2016 today and reported results for the quarter ended December 31, 2016.

Fourth Quarter Highlights:

•	Net loss attributable to common stockholders was $6.5 million, or $0.03 per diluted share, for the quarter ended December 31, 2016, compared to net income attributable to common stockholders of $8.9 million, or $0.04 per diluted share, for the quarter ended December 31, 2015.

•	Core Funds from Operations (“Core FFO”) attributable to common stockholders was $40.6 million, or $0.18 per diluted share, for the quarter ended December 31, 2016, compared to $45.2 million, or $0.21 per diluted share, for the quarter ended December 31, 2015.

•	Leased 241,551 square feet at a weighted average initial rent of $81.90 per square foot, of which 210,090 square feet represents second generation space for which the Company achieved positive mark-to-markets of 1.5% on a GAAP basis and 2.0% on a cash basis.

•	On October 6, 2016, the Company completed an $850 million financing of 1301 Avenue of the Americas, a 1.8 million square foot Class A trophy office building in Midtown Manhattan. The five-year interest-only loan matures in October 2021, has two one-year extension options and has an initial weighted average interest rate of 2.77%, based on a $500 million tranche at a fixed rate of 3.05% and a $350 million tranche at a floating rate of LIBOR plus 180 basis points (2.36% at closing). The Company retained net proceeds of approximately $330 million after closing costs and the repayment of existing debt at 900 Third Avenue and Waterview, including swap breakage and defeasance costs, which were used to fund a portion of the acquisition of One Front Street.

•	On December 1, 2016, the Company completed the acquisition of One Front Street, a 644,000 square foot Class A office building in San Francisco, California, for $521 million, or approximately $800 per square foot.

•	On December 15, 2016, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.095 per share for the quarter ended December 31, 2016, which was paid on January 13, 2017.

Transactions Subsequent to Fourth Quarter:

•	On January 12, 2017, the Company entered into an agreement to sell Waterview, a 637,000 square foot, Class A office building in Rosslyn, Virginia, for $460 million. The sale will result in a financial statement gain of approximately $110 million and a tax gain of approximately $393 million, which will be deferred as part of a like-kind exchange for the acquisition of One Front Street. The transaction, which is subject to customary closing conditions, is expected to close in the second quarter of 2017.

•	On January 19, 2017, the Company completed a $975 million refinancing of One Market Plaza, a 1.6 million square foot Class A office and retail property in San Francisco, California. The new seven-year interest-only loan matures in January 2024 and has a fixed rate of 4.03%. The net proceeds from the refinancing were used to repay the existing $873 million loan that had an interest rate of 6.12% and was scheduled to mature in December 2019. The Company retained approximately $23 million for its 49% share of net proceeds, after the repayment of the existing loan, closing costs and required reserves.

•	On January 24, 2017, a joint venture in which the Company has a 5% ownership interest acquired 60 Wall Street, a 1.6 million square foot Class A office tower in the Financial District of Downtown Manhattan, for $1.04 billion, or approximately $640 per square foot. In connection with the acquisition, the joint venture completed a $575 million financing of the property.

Financial Results

Quarter Ended December 31, 2016

Net loss attributable to common stockholders was $6.5 million, or $0.03 per diluted share, for the quarter ended December 31, 2016, compared to net income of $8.9 million, or $0.04 per diluted share, for the quarter ended December 31, 2015.

Funds from Operations (“FFO”) attributable to common stockholders was $41.0 million, or $0.18 per diluted share, for the quarter ended December 31, 2016, compared to $61.6 million, or $0.29 per diluted share, for the quarter ended December 31, 2015. FFO attributable to common stockholders for the quarters ended December 31, 2016 and 2015 includes the impact of non-core items, which are listed in the table on page 10. The aggregate of these items, net of amounts attributable to noncontrolling interests, increased FFO attributable to common stockholders for the quarters ended December 31, 2016 and 2015 by $0.4 million and $16.4 million, or $0.00 and $0.08 per diluted share, respectively.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 10, was $40.6 million, or $0.18 per diluted share, for the quarter ended December 31, 2016, compared to $45.2 million, or $0.21 per diluted share, for the quarter ended December 31, 2015.

Year Ended December 31, 2016

Net loss attributable to common stockholders was $9.9 million, or $0.05 per diluted share, for the year ended December 31, 2016, compared to $4.4 million, or $0.02 per diluted share, for the year ended December 31, 2015.

FFO attributable to common stockholders was $195.1 million, or $0.89 per diluted share, for the year ended December 31, 2016, compared to $209.3 million, or $0.99 per diluted share, for the year ended December 31, 2015. FFO attributable to common stockholders for the years ended December 31, 2016 and 2015 includes the impact of non-core items, which are listed in the table on page 10. The aggregate of these items, net of amounts attributable to noncontrolling interests, increased FFO attributable to common stockholders for the year ended December 31, 2016 and 2015 by $12.0 million and $36.5 million, or $0.05 and $0.18 per diluted share, respectively.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 10, was $183.1 million, or $0.84 per diluted share, for the year ended December 31, 2016, compared to $172.8 million, or $0.81 per diluted share, for the year ended December 31, 2015.

Portfolio Operations

Quarter Ended December 31, 2016

During the quarter ended December 31, 2016, the Company leased 241,551 square feet at a weighted average initial rent of $81.90 per square foot. The current quarter’s leasing activity, offset by lease expirations during the quarter, increased leased occupancy by 140 basis points to 92.7% at December 31, 2016 from 91.3% at September 30, 2016. Of the 241,551 square feet leased in the fourth quarter, 210,090 square feet represents second generation space (space that has been vacant for less than twelve months) for which the Company achieved positive mark-to-markets of 1.5% on a GAAP basis and 2.0% on a cash basis. The weighted average lease term for leases signed during the fourth quarter was 8.5 years and weighted average tenant improvements and leasing commissions on these leases were $9.96 per square foot per annum, or 12.2% of initial rent.

Year Ended December 31, 2016

During the year ended December 31, 2016, the Company leased 734,238 square feet at a weighted average initial rent of $74.12 per square foot. The current year’s leasing activity, offset by lease expirations during the year, decreased leased occupancy by 210 basis points to 92.7% at December 31, 2016 from 94.8% at December 31, 2015. Of the 734,238 square feet leased in the year, 485,809 square feet represents second generation space (space that has been vacant for less than twelve months) for which the Company achieved positive mark-to-markets of 10.3% on a GAAP basis and 3.6% on a cash basis. The weighted average lease term for leases signed during the year was 8.0 years and weighted average tenant improvements and leasing commissions on these leases were $7.93 per square foot per annum, or 10.7% of initial rent.

The year ended December 31, 2016 mark-to-market includes the effect of two above-market leases aggregating 89,135 square feet that were terminated and subsequently released at market rates. Excluding the impact of these leases, GAAP basis and cash basis mark-to-markets were positive 10.4% and 10.3%, respectively.

Guidance

The Company is providing Estimated Core FFO Guidance for the full year of 2017, which is reconciled below to estimated net income per diluted share in accordance with GAAP. The Company estimates net income to be between $0.33 and $0.37 per diluted share. The estimated net income per diluted share is not a projection and is being provided solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission. The Company estimates 2017 Core FFO to be between $0.83 and $0.87 per diluted share. The estimated Core FFO of $0.85 per diluted share at the midpoint of the Company’s Guidance for 2017, when compared to Core FFO of $0.84 per diluted share for 2016, assumes, among other items, increases and decreases in the Company’s share of the following components: (i) an increase in Same Store Cash NOI of 6.0% to 9.0%, resulting in an incremental $0.08 per diluted share, (ii) an increase in Cash NOI of $0.08 per diluted share from the acquisition of One Front Street and 60 Wall Street, (iii) an increase in fee income, net of income taxes, of $0.01 per diluted share and (iv) a decrease in interest expense of $0.02 per diluted share, which includes the impact of repaying the mortgage debt at 1899 Pennsylvania Avenue and Liberty Place using the Waterview sales proceeds, partially offset by (v) a decrease in Cash NOI of $0.07 per diluted share from the disposition of Waterview, (vi) a decrease in lease termination income of $0.06 per diluted share, (vii) a decrease in non-cash straight-line rent and amortization of above and below-market lease revenue of $0.03 per diluted share, and (viii) an increase in non-cash general and administrative expenses of $0.02 per diluted share, resulting from the amortization of a new layer of equity grants.

For the Year Ending December 31, 2017:	Low	High
Estimated net income attributable to common stockholders per diluted share	$0.33	$0.37
Pro rata share of real estate depreciation and amortization, including the Company’s share of unconsolidated joint ventures	0.92	0.92
Net gain on sale of real estate	(0.42)	(0.42)

Estimated Core FFO per diluted share	$0.83	$0.87

Except as described above, these estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise to be referenced during the conference call referred to below. Except for the acquisition of 60 Wall Street and the disposition of Waterview, these estimates do not include the impact on operating results from possible future property acquisitions or dispositions, capital markets activity or unrealized gains or losses on real estate fund investments. The estimates set forth above may be subject to fluctuations as a result of several factors, including the straight-lining of rental income and the amortization of above and below-market leases. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

FFO is a supplemental measure of our performance. We present FFO in accordance with the definition adopted by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gain from sales of depreciated real estate assets, impairment losses on depreciable real estate and depreciation and amortization expense from real estate assets, including our share of such adjustments of unconsolidated joint ventures. FFO is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate companies because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. In addition, we present Core FFO as an alternative measure of our operating performance, which adjusts FFO for certain other items, including acquisition and transaction related costs, severance costs and unrealized gains or losses on interest rate swaps, which we believe enhances the comparability of our FFO across periods.

FFO and Core FFO are presented as supplemental financial measures and do not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO and Core FFO or use other definitions of FFO and Core FFO and, accordingly, our presentation of these measures may not be comparable to other real estate companies. Neither FFO nor Core FFO is intended to be a measure of cash flow or liquidity. Please refer to our financial statements, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations and cash flows.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in this press release and in our Supplemental Information for the quarter ended December 31, 2016, which is available on our website.

Investor Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, February 23, 2017 at 10:00 a.m. Eastern Time (ET) to discuss the fourth quarter 2016 results. The conference call can be accessed by dialing 877-407-0789 (domestic) or 201-689-8562 (international). An audio replay of the conference call will be available from 1:00 p.m. ET on February 23, 2017 through March 2, 2017 and can be accessed by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13652753. A live audio webcast of the conference call will be available through the “Investors” section of the Company’s website, www.paramount-group.com. A replay of the webcast will be archived on the Company’s website.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City, Washington, D.C. and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought-after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Wilbur Paes Executive Vice President, Chief Financial Officer 212-237-3122 ir@paramount-group.com	Christopher Brandt Vice President, Investor Relations 212-237-3134 ir@paramount-group.com

Media:

212-492-2285

pr@paramount-group.com

Paramount Group, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	December 31, 2016	December 31, 2015
ASSETS:
Rental property, at cost
Land	$2,091,535	$2,042,071
Buildings and improvements	5,757,558	5,610,046

	7,849,093	7,652,117
Accumulated depreciation and amortization	(318,161)	(243,089)

Rental property, net	7,530,932	7,409,028
Cash and cash equivalents	162,965	143,884
Restricted cash	29,374	41,823
Real estate fund investments	—	416,438
Investments in unconsolidated real estate funds	28,173	—
Investments in unconsolidated joint ventures	6,411	7,102
Preferred equity investments	55,051	53,941
Marketable securities	22,393	21,521
Deferred rent receivable	163,695	77,792
Accounts and other receivables, net	15,251	10,844
Deferred charges, net	71,184	74,991
Intangible assets, net	412,225	511,207
Assets held for sale	346,685	—
Other assets	22,829	6,658

Total assets	$8,867,168	$8,775,229

LIABILITIES:
Notes and mortgages payable, net	$3,364,898	$2,922,610
Revolving credit facility	230,000	20,000
Due to affiliates	27,299	27,299
Loans payable to noncontrolling interests	—	45,662
Accounts payable and accrued expenses	103,896	102,730
Dividends and distributions payable	25,151	25,067
Deferred income taxes	1,467	2,533
Interest rate swap liabilities	22,446	93,936
Intangible liabilities, net	153,018	179,741
Other liabilities	53,046	45,101

Total liabilities	3,981,221	3,464,679

EQUITY:
Paramount Group, Inc. equity	3,990,005	3,761,017
Noncontrolling interests in:
Consolidated real estate funds	64,793	414,637
Consolidated joint ventures	253,788	236,849
Operating Partnership	577,361	898,047

Total equity	4,885,947	5,310,550

Total liabilities and equity	$8,867,168	$8,775,229

Paramount Group, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
REVENUES:
Property rentals	$127,041	$124,559	$498,057	$507,091
Straight-line rent adjustments	14,725	19,663	82,568	69,522
Amortization of above and below-market leases, net	2,943	6,678	9,536	9,917

Rental income	144,709	150,900	590,161	586,530
Tenant reimbursement income	11,842	10,929	44,943	50,885
Fee and other income	10,251	8,699	48,237	24,993

Total revenues	166,802	170,528	683,341	662,408
EXPENSES:
Operating	63,076	61,735	250,040	244,754
Depreciation and amortization	60,975	70,966	269,450	294,624
General and administrative	14,175	13,644	53,510	42,056
Transaction related costs	679	523	2,404	10,355

Total expenses	138,905	146,868	575,404	591,789

Operating income	27,897	23,660	107,937	70,619
Income from real estate fund investments	—	7,749	—	37,975
Income (loss) from unconsolidated real estate funds	2,042	—	(498)	—
Income from unconsolidated joint ventures	2,122	2,406	7,413	6,850
Interest and other income, net	1,905	1,268	6,934	871
Interest and debt expense	(44,340)	(41,421)	(157,746)	(168,366)
Unrealized gain on interest rate swaps	10,153	26,263	39,814	75,760

Net (loss) income before income taxes	(221)	19,925	3,854	23,709
Income tax (expense) benefit	(2,602)	140	(1,785)	(2,566)

Net (loss) income	(2,823)	20,065	2,069	21,143
Less net (income) loss attributable to noncontrolling interests in:
Consolidated real estate funds	497	(4,496)	1,316	(21,173)
Consolidated joint ventures	(5,361)	(4,495)	(15,423)	(5,459)
Operating Partnership	1,198	(2,169)	2,104	1,070

Net (loss) income attributable to common stockholders	$(6,489)	$8,905	$(9,934)	$(4,419)

Per share:
Basic	$(0.03)	$0.04	$(0.05)	$(0.02)

Diluted	$(0.03)	$0.04	$(0.05)	$(0.02)

Weighted average common shares outstanding:
Basic	223,221,284	212,106,718	218,053,062	212,106,718

Diluted	223,221,284	212,111,790	218,053,062	212,106,718

Paramount Group, Inc.

Reconciliation of Net (Loss) Income to FFO and Core FFO

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended		For The Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Reconciliation of Net (Loss) Income to FFO and Core FFO:
Net (loss) income	$(2,823)	$20,065	$2,069	$21,143
Real estate depreciation and amortization (including our share of unconsolidated joint ventures)	62,451	72,469	275,653	300,645

FFO	59,628	92,534	277,722	321,788
Less FFO attributable to noncontrolling interests in:
Consolidated real estate funds	272	(4,726)	419	(22,096)
Consolidated joint ventures	(11,294)	(11,256)	(41,320)	(39,383)

FFO attributable to Paramount Group Operating Partnership	48,606	76,552	236,821	260,309
Less FFO attributable to noncontrolling interests in Operating Partnership	(7,572)	(14,993)	(41,681)	(50,960)

FFO attributable to common stockholders	$41,034	$61,559	$195,140	$209,349

Per diluted share	$0.18	$0.29	$0.89	$0.99

FFO	$59,628	$92,534	$277,722	$321,788
Non-core items:
Unrealized gain on interest rate swaps (including our share of unconsolidated joint ventures)	(10,930)	(27,328)	(41,869)	(77,872)
Defeasance and debt breakage costs	4,608	—	4,608	—
Transaction related costs	679	523	2,404	4,483
Severance costs	—	—	2,874	3,315
Transfer taxes due in connection with the sale of shares by a former joint venture partner	—	—	—	5,872
Predecessor income tax true-up	—	—	—	721

Core FFO	53,985	65,729	245,739	258,307
Less Core FFO attributable to noncontrolling interests in:
Consolidated real estate funds	272	(4,726)	419	(22,096)
Consolidated joint ventures	(6,114)	(4,809)	(23,890)	(21,355)

Core FFO attributable to Paramount Group Operating Partnership	48,143	56,194	222,268	214,856
Less Core FFO attributable to noncontrolling interests in Operating Partnership	(7,500)	(11,006)	(39,152)	(42,060)

Core FFO attributable to common stockholders	$40,643	$45,188	$183,116	$172,796

Per diluted share	$0.18	$0.21	$0.84	$0.81

Reconciliation of weighted average shares outstanding:
Weighted average shares outstanding	223,221,284	212,106,718	218,053,062	212,106,718
Effect of dilutive securities	23,141	5,072	15,869	4,572

Denominator for FFO and Core FFO per diluted share	223,244,425	212,111,790	218,068,931	212,111,290